Exhibit 10.20

$             New York, New York

500,000

                 December 15, 2000

AMENDED AND RESTATED PROMISSORY NOTE

THIS PROMISSORY NOTE is made in New York, New York, as of December 15, 2000 (this “Note”), for Five Hundred Thousand Dollars ($500,000).  Capitalized terms used herein without definition shall have the meaning ascribed to them in the Stockholders’ Agreement of even date herewith among Roller Bearing Holding Company, Inc. (“Holdings”) and certain of its stockholders, as in effect on the date herewith.

RECITALS:

This Note is made by Michael J. Hartnett, Ph.D. (“Maker”), and is payable to Roller Bearing Company of America, Inc., a Delaware Corporation with a principal place of business at 60 Round Hill Road, Fairfield, Connecticut (“Payee”).

This Note evidences the obligation of Maker to pay to Payee the principal amount of Five Hundred Thousand Dollars ($500,000).

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt, the adequacy and sufficiency of which are hereby acknowledged, the Maker makes this Note as follows:

1.             Payment.

(a)           Maker hereby promises to pay to Payee the then principal balance hereof as well as any other amounts due hereunder on the earlier to occur of (i) the first to occur of (A) an Initial Public Offering, or (B) any sale of business transaction involving Holdings and all of its subsidiaries, taken as a whole, whether in the nature of a sale of all or substantially all of their assets; a sale of all of the Securities; or a merger, recapitalization or reorganization following which the holders of Securities prior to such event no longer own any Securities or any voting securities in the surviving or successor entity, and (ii) June 23, 2007.

(b)           The Payee shall have no rights of offset under any circumstances whatsoever, i.e. regardless of the circumstances under which Payee is obligated to the Maker; pursuant thereto, except as set forth in the first sentence of this subsection (b), Payee may not satisfy any obligations that it may have to Maker by offset against, or reduction of, amounts due hereunder.

(c)           This Note shall not bear interest.

2.             Pledge.

The Maker hereby confirms his agreement to pledge 202 Warrants to purchase shares of Class B Common Stock of Holdings at an exercise price of $514 per share.  Maker hereby agrees to execute such pledge agreement as the Payee may reasonably request to evidence such pledge.

3.             Default and Remedies.

(a)           In the event default is made in the payment of this Note and such default continues for five (5) days after such due date (an “Event of Default”), Payee shall have the option to exercise any and all rights and remedies available at law or in equity or under any document or instrument securing this Note.  If suit is brought to collect the amount due under this Note, Payee shall be entitled to collect from Maker all reasonable costs and expenses of suit, including, but not limited to, reasonable attorneys’ fees.

(b)           The remedies of Payee shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Payee.  No act or omission or commission of Payee, including specifically any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of the same, such waiver or release to be effected only through a written document executed by Payee and then only to the extent specifically recited therein.

4.             Waiver.

The Maker hereby waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note.

5.             Miscellaneous.

(a)           The headings of the paragraphs of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.

(b)           All payments under this Note shall be payable in lawful money of the United States which shall be legal tender for public and private debts at the time of payment and shall be paid to Payee at its principal place of business at 60 Round Hill Road, Fairfield, Connecticut.

(c)           This Note shall be governed by and construed under the laws of the State of New York.

(d)           This Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Maker shall not have the right to assign the obligations made under this Note without the prior written consent of Payee.

6.             Existing Note.

This note amends and restates in its entirety a certain Promissory Note, dated June 23, 1997, from the Maker to the Payee, in the original maximum principal amount of Five Hundred Thousand Dollars ($500,000) (the “Existing Note”).  Upon the execution and delivery of this Note, this Note shall replace the Existing Note and shall immediately evidence all outstanding indebtedness embodied in and evidenced by the Existing Note, and that such indebtedness is a continuing obligation of the Maker to the Payee, and has been and continues to be fully enforceable, absolute and in existence.

IN WITNESS WHEREOF, the Maker has executed and delivered this Note as of the date and year first above written.

Michael J. Hartnett, Ph.d.